As filed with the Securities and Exchange Commission on June 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

International General Insurance Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman, Jordan	11194
(Address of principal executive offices)	(Zip Code)

International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

Copies to:

Michael Hilton, Esq. Freshfields Bruckhaus Deringer LLP Al Fattan Currency House, Tower 2, 20th floor PO Box 506 569 Dubai, United Arab Emirates +971 4 5099 100	Michael Levitt, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 (212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common shares, par value $0.01 per share	4,844,730	N/A	$28,365,894.2	$3,681.9

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 4,844,730 common shares, par value $0.01 per share, of International General Insurance Holdings Ltd. (the “Registrant”). The common shares registered hereunder will be issued under the International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. In accordance with Rules 457(c) and 457(h) under the Securities Act, the maximum offering price per share is the product of (A) $5.855, the average of the high and low prices per common share of the Registrant as reported on the Nasdaq Stock Market on June 2, 2020 and (B) 4,844,730, the maximum number of shares to be registered, totaling $28,365,894.2.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.8 per $1,000,000 of the proposed maximum aggregate offering price calculated as described in note 2 above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan covered by this registration statement (this “Registration Statement”), as specified by the U.S. Securities and Exchange Commission (the “Commission”), pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

●	the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019 filed with the Commission on April 30, 2020;

●	the Registrant’s final prospectus filed with the Commission on April 28, 2020 pursuant to Rule 424(b)(1) under the Securities Act in connection with the Registrant’s Registration Statement on Form F-1 (File No. 333-237674);

●	the Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on May 14, 2020; and

●	the description of the Registrant’s common shares included in Exhibit 2.5 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019 filed with the Commission on April 30, 2020.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for information deemed furnished but not filed under the rules of the Commission), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Companies Act of 1981 of Bermuda, as amended (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Amended and Restated Bye-laws of the Registrant provide that the directors, resident representative, secretary and other officers acting in relation to any of the affairs of the Registrant or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Registrant or any subsidiary thereof and every one of them shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable to the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Registrant which may attach to any of the indemnified parties.

In addition, the Amended and Restated Bye-laws of the Registrant provide that it may (i) purchase and maintain insurance for the benefit of any director or officer against any liability incurred by such person under the Companies Act in his or her capacity as a director or officer of the Registrant or indemnifying such director or officer in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Registrant or any of its subsidiaries and (ii) advance moneys to a director or officer for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against him or her, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Registrant is proved against him or her.

The Registrant has entered into indemnification agreements with each of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the list of exhibits at the end of this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amman, Jordan, on the 3rd day of June, 2020.

International General Insurance Holdings Ltd.

By:	/s/ Wasef Jabsheh
	Name:	Wasef Jabsheh
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hatem Jabsheh, Rawan Alsulaiman and Pervez Rizvi, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 3, 2020 in the capacities indicated.

Signature	Capacity

/s/ Wasef Jabsheh	Chairman and Chief Executive Officer and Director
Wasef Jabsheh	(Principal Executive Officer)

/s/ Pervez Rizvi	Chief Financial Officer
Pervez Rizvi	(Principal Financial Officer)

/s/ David Anthony	Director
David Anthony

/s/ Michael T. Gray	Director
Michael T. Gray

/s/ Walid Wasef Jabsheh	Director
Walid Wasef Jabsheh

/s/ David King	Director
David King

/s/ Wanda Mwaura	Director
Wanda Mwaura

/s/ Andrew J. Poole	Director
Andrew J. Poole

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of International General Insurance Holdings Ltd., has signed this Registration Statement in the City of Newark, State of Delaware, on June 3, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBITS

Exhibit No.	Description
3.1	Memorandum of Association of International General Insurance Holdings Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4 (File No. 333-235427) filed with the Commission on December 9, 2019).
3.2	Amended and Restated Bye-Laws of International General Insurance Holdings Ltd. (incorporated by reference to Exhibit 1.2 to the Registrant’s shell company report on Form 20-F (File No. 001-39255) filed with the Commission on March 23, 2020).
4.1	Specimen Common Share Certificate of the Registrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form F-4 (File No. 333-235427) filed with the Commission on February 10, 2020).
4.2	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form F-4 (File No. 333-235427) filed with the Commission on February 10, 2020).
4.3	Warrant Agreement, dated as of March 15, 2018, between Continental Stock Transfer & Trust Company and Tiberius (incorporated herein by reference to Exhibit 4.1 to Tiberius’s current report on Form 8-K (File No. 001-38422) filed with the Commission on March 21, 2018).
4.4	Amendment to Warrant Agreement, dated as of March 17, 2020, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.4 to the Registrant’s shell company report on Form 20-F (File No. 001-39255) filed with the Commission on March 23, 2020).
5.1*	Opinion of Conyers Dill & Pearman.
10.1	International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.26 to the Registrant’s shell company report on Form 20-F (File No. 001-39255) filed with the Commission on March 23, 2020).
10.2	Form of Restricted Shares Agreement Pursuant to the International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.27 to the Registrant’s shell company report on Form 20-F (File No. 001-39255) filed with the SEC on March 23, 2020).
10.3	Form of Restricted Share Unit Agreement Pursuant to the International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.28 to the Registrant’s shell company report on Form 20-F (File No. 001-39255) filed with the SEC on March 23, 2020).
10.4*	Form of Share Appreciation Rights Agreement Pursuant to the International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan.
10.5*	Form of Nonqualified Stock Option Agreement Pursuant to the International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan.
23.1*	Consent of Ernst & Young, LLP.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

* Filed herewith